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                      March 28, 2023

       Kristen Actis-Grande
       Executive Vice President andChief Financial Officer
       MSC Industrial Direct Co., Inc.
       515 Broadhollow Road
       Suite 1000
       Melville, NY 11747

                                                        Re: MSC Industrial
Direct Co., Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 3, 2022
                                                            Filed October 20,
2022
                                                            File No. 001-14130

       Dear Kristen Actis-Grande:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services